UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

SUNSHINE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-35312 (Commission File No.)	68-0533453 (IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, Minnesota 55344

(Address of Principal Executive Offices)  (Zip Code)

(952) 345-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 8.01 of this report is incorporated herein by reference.

Item 8.01. Other Events.

Description of the Warrant Exercise Agreement

As previously reported, on February 15, 2017, Sunshine Heart, Inc. (“Sunshine Heart”, the “Company” or “we”) entered into a letter agreement with Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Master Fund Ltd., the institutional investors that hold our outstanding preferred stock and the majority of our outstanding warrants (the “Investors”), to incent the cash exercise of these warrants on or before March 31, 2017 (the “Exercise Period”). In exchange for any such exercise, we agreed to provide the Investors a replacement warrant (the “Replacement Warrants”) to purchase the same number of shares of common stock as were issued upon exercise of the exercised warrants, with an exercise price equal to the consolidated closing bid price of our common stock on the date of issuance. The agreement also (i) amends the definition of “Beneficial Ownership Limitation” in the existing warrants to mean, solely for purposes of any exercises of warrants that occur during the Exercise Period, “9.99%” and (ii) amends the Initial Exercise Date of the existing warrants issued on November 3, 2016 and January 11, 2017 so that such warrants are exercisable on or after the receipt of stockholder approval. Since such stockholder approval was received on January 9, 2017, such warrants were immediately exercisable as of the date of the agreement. Also as previously reported, concurrent with the signing of the agreement, the Investors exercised warrants to purchase 104,419 shares of common stock for cash proceeds of approximately $564,000, and we issued such Investors Replacement Warrants to purchase 104,419 shares of common stock at an exercise price of $4.99 per share. Between March 10, 2017 and March 21, 2017, the Investors exercised warrants to purchase 3,000 shares of common stock for cash proceeds of $10,800 in the aggregate, and we issued such Investors Replacement Warrants to purchase 3,000 shares of common stock with exercise prices equal to the consolidated closing bid price of our common stock on the date of exercise (ranging from $2.03 to $3.77 per share). The Replacement Warrants are in the same form as the exercised warrants except the exercise price will not be subject to reduction for subsequent equity issuances and (ii) the Replacement Warrants will not allow the Investor to demand that we purchase the Replacement Warrants in the event of a fundamental transaction involving the Company. As a result of such issuances of Replacement Warrants, pursuant to the existing terms of our Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and the warrants held by the Investors (other than the Replacement Warrants), which provide that the exercise price is subject to reduction as a result of subsequent equity issuances at a lower effective price per share, the conversion price of the Company’s outstanding preferred stock and the exercise price of the warrants held by the Investors are reset to the exercise price of the Replacement Warrants. Therefore, the conversion price of the Company’s 344.9 outstanding shares of Series C Convertible Preferred Stock and 900 outstanding shares of Series D Convertible Preferred Stock is $2.03 as of March 22, 2017, and such shares are convertible into a total of 613,251 shares of common stock as of such date. Additionally, the exercise price of the warrants to purchase 760,660 shares of common stock held by the Investors, other than the Replacement Warrants, is $2.03 per share.  As additional Replacement Warrants are issued under the letter agreement with the Investors, if issued at a lower price, the conversion price of the Company’s outstanding preferred stock and the exercise price of the warrants held by the Investors will further decrease to the exercise price of any such additional Replacement Warrants. The Company entered into the letter agreement with the Investors to incent the exercise of the warrants in order to receive the cash proceeds from the exercise of the warrants and because the exercise of the warrants would allow the Company to remove the warrant liability from its balance sheet and avoid future fair value adjustments and associated volatility in its financial statements.

The issuance of the Replacement Warrants and the shares of common stock underlying such securities was or will be completed under the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(a)(2) of the Securities Act.  Each of the Investors (as defined below) has represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it is acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNSHINE HEART, INC.

Dated: March 22, 2017	By:
/S/ CLAUDIA DRAYTON
Claudia Drayton, Chief Financial Officer